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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Bionx Implants, Inc.:

  The audits referred to in our report dated January 24, 1997, except for the first paragraph of Note 15 which is as of February 24, 1997, included the related financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference of our firm under the heading "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
April 10, 1997